EXHIBIT 12

                                U S WEST, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Millions)

                                                   Quarter Ended
                                                 6/30/96   6/30/95
- ------------------------------------------------ --------- ---------
Income before income taxes and cumulative
  effect of change in accounting principle           $519      $514
Interest expense (net of amounts capitalized)         136       139
Interest factor on rentals (1/3)                       25        27
Equity losses in unconsolidated ventures               42         2
Guaranteed minority interest expense                   12         -
                                                 --------- ---------
Earnings                                             $734      $682

Interest expense                                      157       153
Interest factor on rentals (1/3)                       25        27
Guaranteed minority interest expense                   12         -
Preferred stock dividends                               1         2
                                                 --------- ---------
Fixed charges                                        $195      $182

Ratio of earnings to fixed charges                   3.76      3.75
- ------------------------------------------------ --------- ---------

                                                   Year-to-Date
                                                 6/30/96   6/30/95
- ------------------------------------------------ --------- ---------
Income before income taxes and cumulative
  effect of change in accounting principle         $1,008    $1,052
Interest expense (net of amounts capitalized)         271       267
Interest factor on rentals (1/3)                       47        49
Equity losses in unconsolidated ventures               67        28
Guaranteed minority interest expense                   24         -
                                                 --------- ---------
Earnings                                           $1,417    $1,396

Interest expense                                      316       292
Interest factor on rentals (1/3)                       47        49
Guaranteed minority interest expense                   24         -
Preferred stock dividends                               3         3
                                                 --------- ---------
Fixed charges                                        $390      $344

Ratio of earnings to fixed charges                   3.63      4.06
- ------------------------------------------------ --------- ---------